Exhibit 99.1

Celldex Reports Second Quarter 2011 Financial Results and Announces Finalization of Rindopepimut Pivotal Program Design

- Management to Host Conference Call Today at 8:30 AM Eastern Time -

NEEDHAM, Mass.--(BUSINESS WIRE)--August 3, 2011--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the second quarter ended June 30, 2011. Celldex reported a net loss of $10.2 million, or $0.27 per share, for the second quarter of 2011 compared to a net loss of $9.5 million, or $0.30 per share, for the second quarter of 2010. For the six months ended June 30, 2011, Celldex reported a net loss of $20.3 million, or $0.58 per share, compared to a net loss of $16.1 million, or $0.51 per share, for the six months ended June 30, 2010.

At June 30, 2011, Celldex reported cash, cash equivalents and marketable securities of $71.2 million, an increase of $26.9 million from March 30, 2011. The increase is due primarily to completion of an underwritten public offering in May, which resulted in net proceeds to Celldex of $33.7 million. The increase was partially offset by operational expenses during the quarter. Celldex believes that interest income on invested funds and current cash, cash equivalents and marketable securities as of June 30, 2011 are sufficient to meet estimated working capital requirements and fund planned operations into 2013.

“Celldex achieved critical milestones across multiple corporate objectives,” said Anthony S. Marucci, President and Chief Executive Officer of Celldex. “Most importantly, after consultation with both US and EU regulatory authorities, we have finalized the protocol for the Phase 3 study of rindopepimut in glioblastoma, which will be called ACT IV, and expect to begin enrollment by year-end 2011. In addition, we also secured the financial means to support the initiation of ACT IV while maintaining the forward momentum of our other pipeline programs, netting a total of $33.7 million in an over-subscribed public offering. The significant progress made in the first half of 2011 will support a number of important events over the next 18 months.”

Second quarter and recent highlights:

  Finalized the protocol for the ACT IV Phase 3 randomized, KLH-controlled, double-blind study of rindopepimut. KLH is a biologically active compound that is being utilized to mimic the overt signs of injection site reaction associated with rindopepimut. The primary endpoint of the study will be overall survival. The study is expected to enroll up to 374 patients with newly-diagnosed, resected, EGFRvIII expressing glioblastoma multiforme (GBM) at over 150 clinical sites internationally. Enrollment is expected to begin in the second half of 2011.
  Continued brisk enrollment of the 120 patient, randomized Phase 2b study of CDX-011 in patients with glycoprotein NMB (GPNMB)-expressing advanced, refractory breast cancer, including triple negative disease. This study is on track to fully accrue by year-end 2011.
  Completed an underwritten public offering in May of 11.5 million shares of common stock, which netted proceeds to Celldex of approximately $33.7 million, after deducting underwriting discounts, commissions and other estimated offering expenses payable by Celldex. The over-allotment was fully exercised.
  Hired Ronald A. Pepin, Ph.D., as Senior Vice President and Chief Business Officer, who formerly served as Vice President at Shire and previous as Senior Vice President, Business Development at Medarex, where he completed more than 40 major transactions.

Based on Celldex’s ongoing commitment to prioritize the allocation of resources and to focus on its lead programs, the Company has determined that the best path forward for CDX-1307 is to make the candidate available for collaborative development. As such, Celldex has discontinued the Company-sponsored Phase 2 study of CDX-1307 in newly diagnosed muscle-invasive bladder cancer.

Upcoming events:

  The Company expects to present final median overall survival data from the rindopepimut ACT III study at the Annual Meeting of the Society for Neuro-Oncology to be held November 17-20, 2011 in Orange County, CA.
  Celldex expects to initiate four new clinical trials by year-end 2011:
    Phase 3 randomized, KLH-controlled, double-blind study of rindopepimut in patients with newly-diagnosed, resected GBM that express EGFRvIII. The ACT IV study is expected to enroll up to 374 patients at over 150 clinical sites internationally.
    Phase 2 randomized study of rindopepimut alone or in combination with Avastin® in recurrent or refractory GBM patients.
    Phase 1 study of CDX-1127, Celldex’s first therapeutic antibody program, in patients with solid tumors or hematologic cancers. CDX-1127 is a fully human monoclonal antibody targeting CD27.
    Phase 1 trial of CDX-301, an immune and stem cell growth factor, in healthy subjects in collaboration with a leading academic institution. Celldex’s first priority is to develop this molecule for hematopoietic stem cell transplant, where it has demonstrated improvement of immune cell reconstitution in preclinical in vivo models.

Further Financial Highlights:

Second Quarter Results

The net loss of $10.2 million for the second quarter of 2011 represents an increase of $0.7 million when compared to the net loss for the same period in 2010, primarily due to decreases in revenues and increases in interest expense, partially offset by decreases in research and development (R&D), amortization and general and administrative (G&A) expenses.

Revenues for the second quarter of 2011 decreased when compared to the second quarter of 2010 due primarily to $1.3 million in Pfizer non-cash deferred revenue related to rindopepimut recognized in 2010.

R&D expenses in the second quarter of 2011 and 2010 were $7.2 million and $7.3 million, respectively. Changes in R&D expenses between 2011 and 2010 primarily reflect higher costs related to personnel, the ACT III and ACT IV rindopepimut clinical trials (2010 costs for ACT III were funded by Pfizer), and laboratory supplies and services in 2011, offset by lower contracted research and contract manufacturing expenses as well as lower license/milestone payments to licensors in 2011.

Royalty expense includes product royalty and sublicense royalty fees on the Company’s out-licensed programs. The $0.2 million increase in royalty expenses in 2011 primarily reflects an increase in Rotarix®-related royalty fees. Retained interests in Rotarix® net royalties, which were not sold to Paul Royalty Fund, are recorded as product royalty revenue and a corresponding amount that is payable to Cincinnati Children’s Hospital (CCH) is recorded as royalty expense.

G&A expenses decreased by $0.4 million to $2.2 million in the second quarter of 2011 as compared to G&A expense of $2.6 million in the second quarter of 2010 primarily due to lower stock-based compensation, patent and other professional services expenses recorded during the three months ended June 30, 2011.

Six Month Results

The net loss of $20.3 million for the first six months of 2011 represents an increased loss of $4.2 million when compared to the net loss of $16.1 million for the same period in 2010. The increased loss resulted from lower revenues and other income amounts, partially offset by lower operating expenses in 2011.

Revenues for the first six months of 2011 decreased by $2.2 million when compared to the first six months of 2010 due primarily to $2.6 million in Pfizer non-cash deferred revenue related to rindopepimut recognized in 2010.

R&D expense in the first six months of 2011 was $14.0 million, an increase of $0.3 million compared to $13.7 million in 2010. Increases in costs related to personnel, the ACT III and ACT IV rindopepimut clinical trials (2010 costs for ACT III were funded by Pfizer), and laboratory supplies and services in 2011 were offset in part by decreases in contracted research and contract manufacturing expenses, facility-related costs and license/milestone payments in 2011. Royalty expenses for 2011 increased by $0.4 million due to increased royalty expense to CCH.

G&A expense decreased by $0.8 million to $4.6 million in 2011 as compared to G&A expense of $5.4 million in the first six months of 2010, primarily due to reduced stock-based compensation, patent and other professional services expenses incurred in 2011.

The $1.2 million decrease in amortization expense for the six months ended June 30, 2011 was primarily due to the amortization in 2010 of intangible assets acquired in connection with the CuraGen acquisition.

The $3.3 million decrease in investment, other income and interest expense, net in 2011 is primarily due to other income of $3.0 million recorded for the TopoTarget sublicense income payment received in 2010.

As of June 30, 2011, Celldex had approximately 44.1 million shares outstanding.

Webcast and Conference Call

Celldex will host a conference call and live webcast at 8:30 AM ET on Wednesday, August 3, 2011, to provide an update on anticipated research and development and business objectives for the remainder of 2011. The conference call will be webcast live over the Internet and can be accessed by logging on to the "News & Events" section of the Celldex Therapeutics website at www.celldextherapeutics.com. The call can also be accessed by dialing 888-713-4211 (within the United States) or 617-213-4864 (outside the United States). The passcode for participants is 26193647.

A replay of the call will be available approximately two hours after the live call concludes through August 17, 2011. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode is 97860074. The webcast will also be archived on the Company’s website.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy (PTI) Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, CDX-1127, Belinostat and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we plan to initiate in 2011; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage research and development efforts for multiple products at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our limited cash reserves and our ability to obtain additional capital on acceptable terms, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the fiscal year ended December 31, 2010, and its Forms 10-Q and 8-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENTS	Quarter		Six Months
OF OPERATIONS DATA	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
REVENUE
Product Development and
Licensing Agreements	$11	$1,399	$25	$2,746
Contracts and Grants	-	-	-	220
Product Royalties	1,941	1,552	4,443	3,698

Total Revenue	1,952	2,951	4,468	6,664

OPERATING EXPENSE
Research and Development	7,169	7,256	14,021	13,694
Royalty	1,941	1,732	4,443	4,059
General and Administrative	2,240	2,591	4,626	5,426
Gain on Sale of Assets	-	-	(50)	-
Amortization of Acquired Intangible Assets	483	658	966	2,178

Total Operating Expense	11,833	12,237	24,006	25,357

Operating Loss	(9,881)	(9,286)	(19,538)	(18,693)

Investment and Other Income, Net	79	95	163	3,257
Interest Expense	(434)	(334)	(920)	(671)

Net Loss	$(10,236)	$(9,525)	$(20,295)	$(16,107)

Basic and Diluted Net Loss per
Common Share	$(0.27)	$(0.30)	$(0.58)	$(0.51)
Weighted Average Common
Shares Outstanding	37,463	31,815	34,770	31,755

CONDENSED CONSOLIDATED
BALANCE SHEETS			June 30,	December 31,
			2011	2010
			(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities			$71,236	$61,098
Other Current Assets			2,053	1,849
Property and Equipment, net			9,985	10,832
Intangible and Other Assets, net			35,202	36,164
Total Assets			$118,476	$109,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$10,409	$20,208
Long-Term Liabilities			16,062	14,480
Stockholders' Equity			92,005	75,255
Total Liabilities and Stockholders' Equity			$118,476	$109,943

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Celldex Therapeutics, Inc.
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications
Brad Miles, 212-477-9007 x17
brad@bmccommunications.com